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                                                                    EXHIBIT 8.02

                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]



                                October 1, 1999



Century Communications Corp.
50 Locust Avenue
New Canaan, Connecticut  06840

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Century Communications Corp., a New Jersey corporation ("Century"), with and into Adelphia Acquisition Subsidiary, Inc., a Delaware corporation ("Merger Sub") and a direct, wholly-owned subsidiary of Adelphia Communications Corporation, a Delaware corporation ("Adelphia").

     In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including the Agreement and Plan of Merger, dated as of March 5, 1999, by and among Adelphia, Merger Sub, and Century, as amended July 12, 1999 and July 29, 1999 (the "Merger Agreement"), and the Joint Proxy Statement/Prospectus of Adelphia and Century that was included in the Registration Statement on Form S-4, as declared effective by the U.S. Securities and Exchange Commission on August 13, 1999 (the "Prospectus").

     Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Prospectus; (ii) that the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Prospectus; and (iii) the accuracy of (a) the representations made to us by Adelphia, which are set forth in a Certificate dated October 1, 1999, and (b) the representations made to us by Century, which are set forth in a Certificate dated October 1, 1999.
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Century Communications Corp.
October 1, 1999
Page 2


     Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

        1. The Merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        2. Adelphia, Merger Sub, and Century should each be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

     Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement, and to the use of our name under the caption "Material Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

     This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any other person or by you for any other purpose without our specific, prior, written consent.

                              Very truly yours,


                               /s/ Gibson, Dunn & Crutcher LLP
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                               GIBSON, DUNN & CRUTCHER LLP